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                                     MADISON BANK


May 3, 1996

Dear Shareholder:

By now I am sure you are aware that Alan Schiffman is going to make an attempt to replace four members of your current Board of Directors with four of his own candidates. We did not provide any information about Mr. Schiffman's proxy solicitation in our proxy materials because we did not believe Mr. Schiffman would take such a drastic action. The reason for this action by Mr. Schiffman is simple.

                       ALAN SCHIFFMAN WANTS TO SELL YOUR BANK.
                WE DO NOT BELIEVE HE IS ACTING IN YOUR BEST INTEREST.

He will contact you either by phone or in writing and tell you how he can provide you with a substantial return for your investment. It may all sound good but it is not factual.

It is true that we received two proposals concerning a possible merger of the bank with two larger institutions. Once we received these proposals, we hired Janney Montgomery Scott, Inc., as our financial advisors to assist us in evaluating the contents of these proposals. After careful consideration by the Board, those proposals were not pursued. The reason being was that it was our belief, based on our current five year strategic plan, it was in the best interest of the shareholders not to pursue these proposals. Your Board believes that the return on your investment in the future will be greater than that proposed today and it would be premature to sell the bank at this time.

Three of Mr. Schiffman's proposed directors are not even shareholders of this Company! This is inconsistent with his original mandate for directors. Mr. Schiffman made it a condition that the original board members purchase a minimum of $50,000 in Madison Bancshares stock. In 1994, Mr. Schiffman introduced Donald Reape to the Board as a proposed director. Mr. Schiffman required Mr. Reape to purchase $100,000 of Madison Bancshares stock as a condition to his directorship. Ask yourself how Mr. Schiffman's nominees can have your best interests at heart if three of them do not even own any of the Company's stock. Each of the four nominees recommended by your Board of Directors has a substantial personal ownership interest in the Company.

                   Peter DePaul        92,753 Shares       9.5%
                   Arnold Katz         33,131 Shares       3.4%
                   Lorraine C. King    17,599 Shares       1.8%
                   Michael O'Donoghue   6,103 Shares

If it were in the best interests of the shareholders to sell the Bank, don't you think that these


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individuals would have voted to do so? These individuals, along with the balance of the Board, own 310,631 shares or 27% (including warrants and options).

The Board believes that it is acting in the best interest of the shareholders and if you would like to discuss this further with any board member, I have provided you with the Directors names and telephone numbers.

Naturally, if you would like to speak to me directly, I can be reached at the Bank or my home.


Sincerely,


Vito A. DeLisi
President/CEO


PLEASE DO NOT SIGN ANY GREEN PROXY CARDS, ONLY RETURN THE WHITE PROXY CARDS IN SUPPORT OF YOUR MANAGEMENT.